EXHIBIT 99
PRESS RELEASE DATED April 28, 2010

Company Contact:
Steven M. Klein
Chief Financial Officer
Tel: (732) 499-7200 ext. 2510
FOR IMMEDIATE RELEASE
NORTHFIELD BANCORP, INC.
ANNOUNCES FIRST QUARTER 2010 RESULTS
BOARD DECLARES INCREASE IN CASH DIVIDEND
NOTABLE ITEMS INCLUDE:
•	33% INCREASE IN EARNINGS PER SHARE TO $0.08 FOR THE QUARTER ENDED MARCH 31, 2010, COMPARED TO $0.06 FOR THE SAME QUARTER IN 2009

•	14% INCREASE IN NET INTEREST INCOME FOR THE QUARTER COMPARED TO THE COMPARABLE 2009 QUARTER

•	25% INCREASE IN CASH DIVIDEND TO $0.05 PER SHARE

•	4% INCREASE IN TOTAL LOANS, ON AN ANNUALIZED BASIS, COMPARED TO 2009 YEAR END

•	CAPITAL STRONG AT 18.9% OF TOTAL ASSETS

•	$17.1 MILLION ALLOWANCE FOR LOAN LOSSES REPRESENTS 2.33% OF TOTAL LOANS

•	NET CHARGE-OFFS REPRESENT 0.11% OF AVERAGE LOANS, ON AN ANNUALIZED BASIS, FOR THE QUARTER ENDED MARCH 31, 2010, COMPARED TO NET CHARGE-OFFS OF 0.40% OF AVERAGE LOANS, ON AN ANNUALIZED BASIS, FOR THE QUARTER ENDED MARCH 31, 2009

•	NONPERFORMING LOANS TOTAL $50.0 MILLION COMPARED TO $41.8 MILLION AT DECEMBER 31, 2009
Avenel, New Jersey, April 28, 2010...Northfield Bancorp, Inc. (NasdaqGS:NFBK-News), the holding company for Northfield Bank, reported basic and diluted earnings per common share of $0.08 for the quarter ended March 31, 2010, as compared to $0.06 for the quarter ended March 31, 2009.
Commenting on the first quarter results, John W. Alexander, the Company’s Chairman and Chief Executive Officer noted “We continue to produce solid earnings, and our capital significantly exceeds that required to be considered “well capitalized” for regulatory purposes, despite the lingering effects of this difficult economic cycle, and weak loan demand, Although we have experienced elevated levels of loan delinquencies, our conservative underwriting, and focus on real estate lending in our marketplace has resulted in a decline in net charge-offs as compared to the same period in 2009. We continue to be proactive in resolving troubled loans, and are working to maximize collectibility while we continue to work with those borrowers who have a desire to meet their obligations. Although our net interest margin experienced compression this quarter, our highly liquid position coupled with the relatively short-term nature of our loan and securities portfolio, positions interest-bearing assets to benefit from an increase in interest rates.”
Mr. Alexander continued, “We remain focused on our fundamental mission of meeting the financial needs of our community by offering loans to qualified borrowers, attracting low cost core deposits, and managing risk, to protect and grow stockholders’ equity. While there are many challenges ahead, we are confident we will remain profitable, and I am pleased to announce that the Board of Directors has increased our quarterly cash dividend to $0.05 per common share, payable on May 26, 2010, to stockholders of record as of May 12, 2010.”

Financial Condition
Total assets increased $95.5 million, or 4.8%, to $2.1 billion at March 31, 2010, from $2.0 billion at December 31, 2009. The increase was primarily attributable to increases in securities of $84.2 million, cash and cash equivalents of $8.3 million, and loans held for investment, net of $8.0 million. Loans held for investment, net totaled $737.2 million at March 31, 2010, as compared to $729.3 million at December 31, 2009. The increase was primarily in multi-family real estate loans, which increased $9.0 million, or 5.0%, to $187.4 million, from $178.4 million at December 31, 2009. Commercial real estate loans increased $4.6 million, or 1.4%, to $332.4 million, and home equity loans increased $2.0 million, or 7.8%, from $26.1 million at December 31, 2009. These increases were partially offset by decreases in residential loans, land and construction loans, commercial and industrial loans, and insurance premium loans.
The Company’s securities portfolio totaled $1.2 billion at March 31, 2010, as compared to $1.1 billion at December 31, 2009, an increase of $84.2 million, or 7.4%. At March 31, 2010, $788.2 million were residential mortgage-backed securities issued or guaranteed by Fannie Mae, Freddie Mac, and Ginnie Mae. The Company also held residential mortgage-backed securities not guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae, referred to as “private label securities.” These private label securities had an amortized cost of $158.5 million and an estimated fair value of $161.6 million at March 31, 2010. These private label securities portfolios were in a net unrealized gain position of $3.1 million, consisting of gross unrealized gains of $5.5 million and gross unrealized losses of $2.4 million.
Of the $161.6 million in private label securities, three securities with an estimated fair value of $13.8 million (amortized cost of $15.8 million) are rated less than AAA at March 31, 2010. Of the three securities, one had an estimated fair value of $2.6 million (amortized cost of $2.7 million) and was rated A+, another had an estimated fair value of $6.1 million (amortized cost of $7.4 million) and was rated Baa2, and the remaining security had an estimated fair value of $5.1 million (amortized cost of $5.7 million) and was rated CCC. The Company continues to receive principal and interest payments in accordance with the contractual terms of each of these securities. Management has evaluated, among other things, delinquency status, location of collateral, estimated prepayment speeds, and the estimated default rates and loss severity in liquidating the underlying collateral for each of these three securities. Since management does not have the intent to sell the securities, and it is more likely than not that the Company will not be required to sell the securities, before their anticipated recovery, the Company believes that the unrealized losses of $2.0 million at March 31, 2010, are temporary, and as such, are recorded as a component of accumulated other comprehensive income, net of tax.
Total liabilities increased to $1.7 billion at March 31, 2010, from $1.6 billion at December 31, 2009. The increase was primarily attributable to an increase in deposits of $76.0 million, or 5.8%, coupled with an increase in borrowings of $13.6 million, or 4.9%, over the same time period. The increase in deposits for the three months ended March 31, 2010, was primarily due to an increase in short-term certificates of deposits originated through the CDARS® Network in the amount of $82.0 million. The Company utilizes this funding supply as a cost effective alternative to other short-term funding sources. Excluding the effect of CDARS’ deposits, total deposits decreased $6.0 million, with certificates of deposit, and savings decreasing $35.1 million, and $3.9 million respectively. These decreases were partially offset by increases in money market deposits of $31.1 million, or 15.9%, to $226.1 million, and transaction accounts of $1.9 million, or 1.1%, to $174.9 million. The Company has focused its marketing and pricing of its money market products to meet market demand. The increase in borrowings was primarily the result of the Company increasing longer-term borrowings, taking advantage of, and locking in low interest rates, partially offset by maturities during the quarter.
Total stockholders’ equity increased to $396.3 million at March 31, 2010, from $391.5 million at December 31, 2009. The increase was primarily attributable to net income of $3.4 million for the quarter ended March 31, 2010, and an increase in accumulated other comprehensive income of $3.5 million resulting primarily from a decrease in market interest rates that resulted in an increase in the estimated fair value of our securities available for sale. The increase in stockholders’ equity also was attributable to a $1.1 million increase in additional paid-in capital primarily related to the recognition of compensation expense associated with equity awards. These increases were partially offset by $2.6 million in stock repurchases, and the payment of approximately $772,000 in dividends for the quarter ended March 31, 2010. In

February 2009, the Company’s Board of Directors authorized a stock repurchase program pursuant to which the Company may repurchase up to 2,240,153 shares of its outstanding shares. The Company is conducting the repurchases in accordance with a Rule 10b5-1 trading plan, and through March 31, 2010, has purchased 1,902,344 shares of common stock at an average cost of $11.77 per share.
Northfield Bank’s (the Company’s wholly-owned subsidiary) Tier 1 (core) capital ratio was approximately 13.91%, at March 31, 2010. The Bank’s Tier 1 risk-based capital ratio was approximately 27.31% at the same date. These ratios continue to significantly exceed the required regulatory capital ratios necessary to be considered “well capitalized” under current federal capital regulations.
Asset Quality
Nonperforming loans totaled $50.0 million (6.8% of total loans) at March 31, 2010, as compared to $41.8 million (5.7% of total loans) at December 31, 2009, $35.7 million (5.4% of total loans) at September 30, 2009, $31.0 million (4.7% of total loans) at June 30, 2009, and $24.1 million (3.9% of total loans) at March 31, 2009. The following table also shows, for the same dates, troubled debt restructurings on which interest is accruing, and accruing loans delinquent 31 to 89 days (dollars in thousands).

	March 31,	December 31,	September 30,	June 30,	March 31,
	2010	2009	2009	2009	2009
Non-accruing loans	$31,248	30,914	19,232	16,016	13,166
Non-accruing loans subject to restructuring agreements	13,090	10,717	11,003	11,494	9,650

Total non-accruing loans	44,338	41,631	30,235	27,510	22,816
Loans 90 days or more past due and still accruing	5,710	191	5,487	3,483	1,281

Total non-performing loans	50,048	41,822	35,722	30,993	24,097
Other real estate owned	1,533	1,938	933	993	1,071

Total non-performing assets	$51,581	43,760	36,655	31,986	25,168

Loans subject to restructuring agreements and still accruing	$8,817	7,250	7,258	6,838	2,414

Accruing loans 31 to 89 days delinquent	$38,371	28,283	35,466	33,290	32,550
Total non-accruing loans increased $2.7 million, to $44.3 million at March 31, 2010, from $41.6 million at December 31, 2009. This increase is primarily attributable to $6.3 million of commercial real estate loans and $429,000 of multifamily real estate loans being placed on non-accrual status, and being designated as impaired, during the first quarter of 2010. These loans did not have a significant negative effect on our allowance for loan losses as the estimated collateral values, including costs to sell, were considered adequate in relation to the outstanding loan balances. These increases were partially offset by a payoff of $504,000 on one commercial real estate loan and principal paydowns of approximately $757,000. In addition, a $2.8 million commercial real estate loan relationship was returned to an accrual status. These loans were current as to principal and interest at March 31, 2010, and factors indicating doubtful collection no longer existed, including the borrower’s performance under the original loan terms for greater than six months. At March 31, 2010, $16.2 million, or 74.1% of loans subject to restructuring agreements (accruing and non-accruing) were performing in accordance with their restructured terms.
Loans 90 days or more past due and still accruing interest increased to $5.7 million from $191,000 at December 31, 2009. The majority of the increase is due to one loan relationship for $3.7 million that is current on interest payments, in accordance with the original contractual terms of the loans, but is past maturity. These loans are considered well secured and in the process of collection. The loans are being refinanced by the Company to permanent real estate mortgages in accordance with our current underwriting standards.
Generally, loans are placed on non-accruing status when they become 90 days or more delinquent, and remain on non-accrual status until they are brought current, have six months of performance under the loan terms, and factors indicating reasonable doubt about the timely collection of payments no longer exist.

Therefore, loans may be current in accordance with their loan terms, or may be less than 90 days delinquent and still be on a non-accruing status.
The following tables detail the delinquency status of non-accruing loans at March 31, 2010 and December 31, 2009 (dollars in thousands).

	March 31, 2010
	Days Past Due
Real estate loans:	0 to 30	31 to 89	90 or more	Total
Commercial	$4,105	4,142	24,508	32,755
One -to- four family residential	137	546	1,512	2,195
Construction and land	3,382	1,637	988	6,007
Multifamily	—	523	1,984	2,507
Home equity and lines of credit	63	—	—	63
Commercial and industrial loans	—	501	189	690
Insurance premium loans	—	—	121	121

Total non-accruing loans	$7,687	7,349	29,302	44,338

	December 31, 2009
	Days Past Due
Real estate loans:	0 to 30	31 to 89	90 or more	Total
Commercial	$2,585	10,480	15,737	28,802
One -to- four family residential	—	392	1,674	2,066
Construction and land	5,864	—	979	6,843
Multifamily	—	530	1,589	2,119
Home equity and lines of credit	62	—	—	62
Commercial and industrial loans	1,470	—	269	1,739

Total non-accruing loans	$9,981	11,402	20,248	41,631

Loans 31 to 89 days delinquent and on accrual status at March 31, 2010 totaled $38.4 million, an increase of $10.1 million, from the December 31, 2009 balance of $28.3 million. Included in this category at March 31, 2010 were $22.1 million of commercial real estate loans, and $8.5 million of multifamily loans. Subsequent to March 31, 2010, commercial real estate loans totaling $12.2 million, and multifamily loans totaling $5.4 million, categorized as accruing loans 31 to 89 days delinquent at March 31, 2010, were 30 days or less delinquent, due to the receipt of payments.
Results of Operations
Net income for the quarter ended March 31, 2010, was $3.4 million, as compared to $2.7 million for the quarter ended March 31, 2009, an increase of 23.6%.
Net interest income increased $1.8 million, or 14.0%, due primarily to interest earning assets increasing $261.4 million, or 15.5%, partially offset by a decrease in the net interest margin of four basis points, or 1.3%, over the prior year comparable quarter. The net interest margin decreased for the quarter as the average yield earned on interest earning assets decreased, which was partially offset by a decrease in the average rate paid on interest-bearing liabilities. The general decline in interest rates is due to the overall low interest rate environment. The increase in average interest earning assets was due primarily to an increase in average loans outstanding, of $133.2 million, and other securities of $197.4 million, being partially offset by decreases in mortgage-backed securities, and interest-earning assets in other financial institutions. Other securities consist primarily of investment-grade corporate bonds, and government-sponsored enterprise bonds.

Non-interest income increased $754,000, or 77.8%, over the same time period, primarily as a result of $615,000 in gains on securities transactions during the quarter ended March 31, 2010, as compared to $154,000 in losses on securities transactions during the quarter ended March 31, 2009. Securities gains in the first quarter of 2010 included gross realized gains of $270,000 on the sale of smaller balance mortgage-backed securities. The Company routinely sells these smaller balance securities as the cost of servicing becomes prohibitive. Securities gains in the first quarter of 2010 included $345,000 related to the Company’s trading portfolio, while the first quarter of 2009 included securities losses of $161,000 related to the Company’s trading portfolio. The trading portfolio is utilized to fund the Company’s deferred compensation obligation to certain employees and directors of the plan. The participants of this plan, at their election, defer a portion of their compensation. Gains and losses on trading securities have no effect on net income since participants benefit from, and bear the full risk of, changes in the trading securities market values. Therefore, the Company records an equal and offsetting amount in non-interest expense, reflecting the change in the Company’s obligations under the plan.
The provision for loan losses was $1.9 million for the quarter ended March 31, 2010, an increase of $286,000, or 17.4%, from the $1.6 million provision recorded in the quarter ended March 31, 2009. The increase in the provision for loan losses in the current quarter was due primarily to an increase in general loss factors utilized in management’s estimate of credit losses inherent in the loan portfolio in recognition of our elevated level of delinquent loans, as well as the current weak economic environment and real estate market. Although loan growth in the first quarter of 2009 exceeded that of the current quarter, the Company has experienced greater growth in its loans past due and non-performing loans during the current quarter as compared to the first quarter of 2009, resulting in a larger increase in general loss factors. Net charge-offs for the quarter ended March 31, 2010, were $198,000, as compared to $595,000 for the quarter ended March 31, 2009.
Net income for the quarter ended March 31, 2010, also was negatively affected by an increase of $1.3 million in non-interest expense, which was attributable, in part, to a $1.0 million increase in employee compensation and benefits expense, $506,000 of which related to the Company’s deferred compensation plan which is described above, and had no effect on net income. The remaining increase in employee compensation and benefits expense pertained to additional costs associated with equity award grants which occurred on January 30, 2009, coupled with increases in full time equivalent employees primarily related to our insurance premium finance division formed in October 2009, higher health care costs, and to a lesser extent salary adjustments effective January 1, 2010.
The Company recorded income tax expense of $1.8 million and $1.6 million for the quarter ended March 31, 2010 and 2009, respectively. The effective tax rate for the quarter ended March 31, 2010, was 35.2%, as compared to 36.5% for the quarter ended March 31, 2009.
About Northfield Bank
Northfield Bank, founded in 1887, operates 18 full service banking offices in Staten Island and Brooklyn, New York and Middlesex and Union counties, New Jersey. For more information about Northfield Bank, please visit www.eNorthfield.com.
Forward-Looking Statements: This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” “predict,” “continue,” and “potential” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc. Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong. They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release, or conform these statements to actual events.
(Tables to follow)

NORTHFIELD BANCORP, INC.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts) (unaudited)

	At	At
	March 31, 2010	December 31, 2009
Selected Financial Condition Data:
Total assets	$2,097,803	$2,002,274
Cash and cash equivalents	50,811	42,544
Trading securities	3,706	3,403
Securities available for sale, at estimated fair value	1,216,195	1,131,803
Securities held to maturity	6,220	6,740
Loans held for investment, net	737,225	729,269
Allowance for loan losses	(17,146)	(15,414)
Net loans held for investment	720,079	713,855
Non-performing loans(1)	50,048	41,822
Other real estate owned	1,533	1,938
Bank owned life insurance	44,174	43,751
Federal Home Loan Bank of New York stock, at cost	5,026	6,421

Borrowed funds	293,060	279,424
Deposits	1,392,905	1,316,885
Total liabilities	1,701,517	1,610,734
Total stockholders’ equity	$396,286	$391,540

	Quarter Ended
	March 31,
	2010	2009
Selected Operating Data:
Interest income	$21,007	$20,482
Interest expense	6,458	7,721

Net interest income before provision for loan losses	14,549	12,761
Provision for loan losses	1,930	1,644

Net interest income after provision for loan losses	12,619	11,117
Non-interest income	1,723	969
Non-interest expense	9,121	7,782

Income before income tax expense	5,221	4,304
Income tax expense	1,840	1,569

Net income	$3,381	$2,735

Basic and diluted earnings per share (2)	$0.08	$0.06

NORTHFIELD BANCORP, INC.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts) (unaudited)

	At or For the Three
	Months Ended
	March 31,
	2010	2009
Selected Financial Ratios:
Performance Ratios(3):
Return on assets (ratio of net income to average total assets)	0.67%	0.63%
Return on equity (ratio of net income to average equity)	3.48	2.87
Average equity to average total assets	19.21	21.86
Interest rate spread	2.68	2.48
Net interest margin	3.03	3.07
Efficiency ratio(4)	56.05	56.68
Non-interest expense to average total assets	1.80	1.78
Average interest-earning assets to average interest-bearing liabilities	126.45	131.80
Asset Quality Ratios:
Non-performing assets to total assets	2.46	1.39
Non-performing loans to total loans held for investment, net	6.79	3.86
Allowance for loan losses to non-performing loans	34.26	40.78
Allowance for loan losses to total loans	2.33	1.57
Annualized net charge-offs to total average loans	0.11	0.40
Provision for loan losses as a multiple of net charge-offs	9.75	2.77

(1)	Non-performing loans consist of non-accruing loans and loans 90 days or more past due and still accruing, and are included in loans held-for-investment, net.

(2)	Basic net income per common share is calculated based on 41,509,173 and 43,089,331 average shares outstanding for the three months ended March 31, 2010, and March 31, 2009, respectively. Diluted earnings per share for the three months ended March 31, 2010, and March 31, 2009 is calculated based on 41,823,794 and 43,104,409 average shares outstanding, respectively.

(3)	Annualized when appropriate.

(4)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands)

	For the Quarter Ended March 31,
	2010			2009
	Average		Average	Average		Average
	Outstanding		Yield/ Rate	Outstanding		Yield/ Rate
	Balance	Interest	(1)	Balance	Interest	(1)

Interest-earning assets:
Loans	$734,417	$10,293	5.68%	$601,245	$8,571	5.78%
Mortgage-backed securities	909,351	9,181	4.09	943,951	11,114	4.77
Other securities	229,298	1,384	2.45	31,943	282	3.58
Federal Home Loan Bank of New York stock	6,068	95	6.35	7,917	80	4.10
Interest-earning deposits in financial institutions	65,561	54	0.33	98,229	435	1.80

Total interest-earning assets	1,944,695	21,007	4.38	1,683,285	20,482	4.93
Non-interest-earning assets	107,191			86,820

Total assets	2,051,886			1,770,105

Interest-bearing liabilities:
Savings, NOW, and money market accounts	637,500	1,420	0.90	523,886	1,636	1.27
Certificates of deposit	588,675	2,532	1.74	448,761	3,321	3.00

Total interest-bearing deposits	1,226,175	3,952	1.31	972,647	4,957	2.07
Borrowed funds	311,798	2,506	3.26	304,513	2,764	3.68

Total interest-bearing liabilities	1,537,973	6,458	1.70	1,277,160	7,721	2.45
Non-interest bearing deposit accounts	109,640			94,185
Accrued expenses and other liabilities	10,124			11,816

Total liabilities	1,657,737			1,383,161
Stockholders’ equity	394,149			386,944

Total liabilities and stockholders’ equity	2,051,886			1,770,105

Net interest income		$14,549			$12,761

Net interest rate spread (2)			2.68			2.48
Net interest-earning assets (3)	$406,722			406,125

Net interest margin (4)			3.03%			3.07%
Average interest-earning assets to interest-bearing liabilities			126.45			131.80

(1)	Average yields and rates for the three months ended March 31, 2010, and 2009 are annualized.

(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(4)	Net interest margin represents net interest income divided by average total interest-earning assets.